UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2013

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On September 4, 2013, SunEdison, Inc. (the “Company”) received a notice of termination (the “Notice of Termination”) from Evonik Industries AG (“Evonik”) of the silicon tetrachloride supply agreement (“STC Supply Agreement”), dated September 4, 2012, by and among the Company (f/k/a MEMC Electronic Materials, Inc.), MEMC Electronic Materials SpA (“MEMC Italy”), and Evonik.   As previously disclosed by the Company and as a part of the Company’s December 2011 restructuring, the Company shuttered its Merano facility and terminated its long-term supply agreements with Evonik.  As previously disclosed, the STC Supply Agreement was entered into as part of a settlement (“Settlement Agreement”) of the early termination by the Company of a previous take-or-pay silicon tetrachloride supply agreement with Evonik.  Pursuant to the Settlement Agreement, the Company agreed to restart production at the Merano facility by June 30, 2013.

In the Notice of Termination, Evonik terminated the STC Supply Agreement effective immediately citing the Company’s failure to restart the plant.  In connection with this early termination, the Company must pay an early termination fee to Evonik in the amount of EUR 7,685,004.00.  The Company has fully reserved for this contingent payment.

Both the Company’s Merano facility and the TCS plant purchased from Evonik have remained idle pending resolution of a number of cost-related discussions with the Italian Government and other parties with no material impact to the Company’s business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	September 6, 2013	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Vice President, General Counsel and Corporate Secretary